Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Polaris Industries Inc. 2003 Non-Employee Director Stock Option Plan of our reports dated January 24, 2003, with respect to the consolidated financial statements and schedule of Polaris Industries Inc. for the year ended December 31, 2002, which reports appear in Polaris Industries Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2002 filed with the Securities and Exchange Commission. The consolidated financial statements and schedule of Polaris Industries Inc. as of December 31, 2001 and 2000, and for the two years then ended, were audited by other auditors who have ceased operations.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota,
November 14, 2003